                                                                EXHIBIT (c)(2)


                                VOTING AGREEMENT



  THIS VOTING AGREEMENT (this "Agreement") is entered into as of May 23, 1997,
                               ---------
by and between PRICE COMMUNICATIONS CORPORATION, a New York corporation ("Acquiror"), and PALMER COMMUNICATIONS INCORPORATED, a Delaware corporation
----------
("PCI").
-----

  WHEREAS, PCI is the record and beneficial owner of all of the issued and outstanding shares of Class B Common Stock, par value $.01 per share, of Palmer Wireless, Inc., a Delaware corporation (the "Company");
                                             -------

  WHEREAS, Acquiror, Price Communications Cellular Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), and the
                                                        ----------
Company have entered into an Agreement and Plan of Merger (the "Merger
                                                                ------
Agreement") dated as of the date hereof, which provides, among other things, for
---------
the merger (the "Merger") of Merger Sub with and into the Company, with the
                 ------
result that the surviving corporation will become a wholly-owned subsidiary of Acquiror; and

  WHEREAS, to induce Acquiror to enter into the Merger Agreement and to effect the Merger, PCI has agreed to enter into this Agreement.

  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


SECTION 1.  DISPOSITION OF SHARES

  PCI agrees that it will not sell, transfer, pledge, assign or otherwise encumber or dispose of, or enter into any contract, option or other agreement with respect to, the sale, transfer, pledge, assignment or other encumbrance or disposition of, any shares of Common stock of the Company now owned or hereafter acquired beneficially or of record by PCI, including, without limitation, dispositions through dividends or liquidating or other distributions of such common stock to stockholders of PCI, except for the conversion of any such shares in accordance with the terms of the Merger. PCI agrees that it will not convert any shares of Class B Common Stock of the Company into shares of Class A Common Stock of the Company.

SECTION 2.  VOTING

  PCI agrees to vote all of the shares of common stock of the Company now owned or hereafter acquired beneficially or of record by PCI (a) in favor of the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of the Company and by Acquiror) in connection with any meeting of, or solicitation of consents from, the stockholders of the Company at which or in connection with which the Merger and the Merger Agreement are submitted for the consideration and vote of the stockholders of the Company; (b) against approval or adoption of any extraordinary corporate transaction (other than the Merger, the Merger Agreement or the transactions contemplated thereby) including, without limitation, any transaction involving: (i) the sale or transfer of all or substantially all of the common stock of the Company, whether by merger, consolidation or other business combination; (ii) a sale or transfer of all or substantially all of the assets of the Company and its subsidiaries; (iii) a reorganization, recapitalization or liquidation of the Company and its subsidiaries; or (iv) any charter or bylaw amendment creating any new class of securities of the Company or otherwise affecting the rights of any class of security as currently in effect; (c) against approval or adoption of resolutions which would have the effect of preventing, materially delaying or otherwise materially frustrating consummation of the Merger or otherwise preventing or materially delaying the Company from performing its obligations under the Merger Agreement; and (d) against any action which would constitute a material breach of any provision of the Merger Agreement. To the extent inconsistent with the foregoing provisions of this Section 2, PCI hereby revokes any and all previous proxies with respect
        ---------
to the shares of common stock of the Company owned beneficially or of record by PCI. PCI hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.


SECTION 3.  GRANT OF OPTION

(a)  PCI hereby irrevocably grants to Acquiror an option (the "Option") to
                                                               ------
     purchase all (but not less than all) of the common stock now owned or hereafter acquired beneficially or of record by PCI (the "Option Shares")
                                                               -------------
     at a cash exercise price of Seventeen Dollars and Fifty Cents ($17.50) per share (the "Exercise Price"), as adjusted upon the declaration of any stock
                 --------------
     splits, dividends, recapitalizations or other distributions or changes affecting the Option Shares.

(b) During the period prior to the termination of this Agreement, as long as neither Acquiror nor Merger Sub is in material breach of any agreements or covenants contained in the Merger Agreement or this Agreement, the Option may be exercised by Acquiror, in whole (but not in part), at any time upon written notice to PCI but only upon the occurrence of (and during the three
     (3) month period following) the breach by PCI of its obligations under
     Section 2 of this Agreement.
     ---------

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF PCI

     PCI represents and warrants to Acquiror as follows:

(a) PCI has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PCI and the consummation by PCI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of PCI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by PCI and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of PCI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

(b) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any law, regulation, court order, judgment or decree applicable to PCI or by which the property of PCI is bound or affected, or conflict with or result in any breach of or constitute a default under any contract or agreement to which PCI is a party or by which PCI or its properties are bound or affected, which conflict, violation, breach or default would adversely affect PCI's ability to perform its obligations under this Agreement.

(c) Seventeen million two hundred ninety-three thousand five hundred seventy-eight (17,293,578) shares of Class B Common Stock, par value $.01 per share, of the Company (the "Shares") are the only shares of voting stock
                                 ------
     owned beneficially or of record by PCI and PCI holds no options, warrants, or other rights to acquire shares of any class of capital stock of the Company. PCI has the sole power respecting voting and transfer of the Shares. The Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, owned beneficially and of record by PCI, free and clear of all liens, claims, security interests, proxies, options, warrants or other rights, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.


SECTION 5.  FURTHER ASSURANCES

  PCI shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) or transaction if such action would materially impair or materially interfere with the ability of any party to effectuate, carry out and comply with all of the terms of this Agreement.


SECTION 6.  SPECIFIC PERFORMANCE

  PCI acknowledges and agrees that Acquiror would be irreparably damaged in the event any of the provisions of this Agreement were not performed by PCI in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state hereof having jurisdiction, in addition to any other remedy to which Acquiror may be entitled at law or equity. PCI hereby waives any objection to the imposition of such relief or to the posting of a bond in connection therewith.


SECTION 7.  GOVERNING LAW

  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLE OF CONFLICTS OF LAW.


SECTION 8.  PARTIES IN INTEREST

  This Agreement shall be binding upon PCI and its successors and assigns. Subject to the preceding sentence hereof, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.


SECTION 9.  AMENDMENT

  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.


SECTION 10. NOTICES

  All notices required to be given hereunder shall be deemed given if mailed, first class, postage prepaid, to the respective party at its address as set out in the following:

  If to PCI:

     Palmer Communications Incorporated
     1535 Linden Street
     Suite 201
     Des Moines, Iowa  50309
     Attention:  Gordon McCollum,
               Tax Manager
     Telecopy No.:  (515) 246-8584

  If to Acquiror:

     Price Communications Corporation
     45 Rockefeller Plaza
     Suite 3200
     New York, New York  10020
     Attention:  Robert Price
     Telecopy No.:  (212) 397-3755

  With a copy (which shall not constitute notice) to:

     Proskauer Rose LLP
     1585 Broadway
     New York, New York  10036-8299
     Attention:  Peter G. Samuels, Esq.
     Telecopy No.:  (212) 969-2900


SECTION 11. ENTIRE AGREEMENT; ASSIGNMENT

  This Agreement (a) constitutes the entire agreement between the parties hereby pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and (b) shall not be assigned by operation of law or otherwise, except that this Agreement shall be binding upon PCI and its successors and assigns.


SECTION 12. HEADINGS

  Section headings are included solely for convenience and are not considered to be part of this Agreement and are not intended to be an accurate description of the contents thereof.

SECTION 13. COUNTERPARTS

  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


SECTION 14. TERMINATION

  This Agreement and the Option hereunder shall terminate on the earlier to occur of (a) the date on which the Merger is consummated or (b) the date on which the Merger Agreement is terminated; provided, however, that the provisions
                                          --------  -------
of Sections 1 and 3 hereof shall survive the termination of this Agreement under
   ----------------
clause (b) for the three (3) month period specified in Section 3(b) hereof if
                                                       ------------
Acquiror shall have the right to exercise the Option as of the date of such termination; provided, further, however, that nothing herein shall relieve any
             --------  -------  -------
party for any breach of this Agreement if this Agreement is terminated pursuant to clause (b) above.

  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Voting Agreement, or have caused this Voting Agreement to be duly executed and delivered on their behalf as of the date first above written.


                                        PRICE COMMUNICATIONS
                                        CORPORATION


                                        By:   /s/ Robert Price
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------


                                        PALMER COMMUNICATIONS
                                        INCORPORATED


                                        By:    /s/ Gordon A. McCollum
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------